EXHIBIT 10.20

Insmed Incorporated Officers Bonus Plan

The Compensation Committee has the authority to grant bonuses to the CEO and other Officers of the Company. Awards are based on an evaluation of performance, level of responsibility and leadership of the individual in relation to overall corporate results. The maximum amount of the bonus is capped at 50% of the annual salary for the CEO and 35% of annual salaries for other individual Officers.